FOR IMMEDIATE RELEASE

Contact:
Michael DeVeau
Chief Investor Relations & Communications Officer
212.708.7164
Michael.DeVeau@iff.com

IFF Reports Second Quarter 2021 Results

Achieves strong double-digit sales growth; Raises full year 2021 sales outlook

Increases quarterly dividend for twelfth consecutive year

NEW YORK, N.Y., (August 5, 2021) - International Flavors & Fragrances Inc. (NYSE: IFF) reported financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$3.1 B	$44 M	$0.11	$679 M	22.0%	$1.50
First Six Months 2021 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Loss Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$5.6 B	$(10) M	$(0.06)	$1.2 B	22.5%	$3.09

Management Commentary
"We delivered a strong second quarter performance, with double-digit sales growth and a solid improvement in overall profitability," said IFF Chairman and CEO Andreas Fibig. “Both businesses performed well – with legacy IFF growing strong double-digits and legacy N&B improving mid-single digits – all while we continue to successfully integrate two great organizations. Our synergy realization is on track and the overall business performance underscores the strength and diversity of our portfolio as well as our position as an essential partner to our customers."

IFF Executive Vice President and CFO, Rustom Jilla commented, “Profit and free cash flow were both solid in the second quarter, with broad-based improvements versus the year-ago period. We continued to optimize our cost structure, implement price increases and capture cost synergies to support profitability, however, margin in the second quarter was adversely impacted by higher raw material and logistics costs. As we look ahead, we are confident that our cash flow generation will remain robust, and have announced that we are raising our quarterly dividend, marking the twelfth consecutive year of dividend increases.”

Andreas Fibig concluded, “We have increased our sales expectation for the full year, and now expect to deliver approximately 7% growth on a combined company basis. Given the inflationary environment, we are successfully increasing prices over time and driving expense reductions to support long-term profitability - albeit we have some short-term pressure in 2021. We are also
1 Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

investing in incremental capacity and strategically increasing inventory levels in our high value businesses to ensure we maintain strong top-line momentum while improving returns moving forward.”

Second Quarter 2021 Consolidated Financial Results
•Reported net sales for the second quarter were $3.09 billion, an increase of 158% compared to the prior year period, driven primarily by the incremental sales related to the merger with Nutrition & Biosciences ("N&B"). On a combined basis2, sales increased 13% or 9% on a currency neutral basis, driven by double-digit growth in Scent and Nourish as well as a strong increase in Health & Biosciences.
•Income before taxes on a reported basis for the second quarter was $44 million. Adjusted operating EBITDA for the second quarter was $679 million, an increase of 184% from $239 million in 2020 driven by the incremental profit related to the merger with N&B as well as profit growth. On a combined basis2, adjusted operating EBITDA increased 7%, as strong sales growth and continued cost discipline more than offset raw material inflation and higher logistics costs.
•Reported earnings per share (EPS) for the second quarter was $0.11. Adjusted EPS excluding amortization was $1.50 per diluted share.
•Cash flow from operations for the second quarter was strong, increasing 235% versus year-ago period, to $698 million, and free cash flow defined as cash flow from operations less capital expenditures totaled $533 million. Net debt to credit adjusted EBITDA at the end of the second quarter was 4.2x.

Second Quarter 2021 Segment Summary3: Growth vs. Prior Year

	Reported (GAAP)	Adjusted (Non-GAAP)	Combined Currency Neutral (Non-GAAP)[2]	Combined Adjusted (Non-GAAP)[2]
	Sales	Operating EBITDA	Sales	Operating EBITDA
Nourish	142%	128%	11%	7%
Health & Biosciences	NMF	NMF	5%	5%
Scent	16%	34%	12%	34%
Pharma Solutions	NMF	NMF	0%	(23)%

Nourish Segment
•On a reported basis, second quarter sales were $1.7 billion. On a combined basis2, currency neutral sales improved 11% led by broad-based growth across all segments with double-digit growth in Flavors and high single digit growth in Ingredients and Food Designs.
•Nourish adjusted operating EBITDA was $324 million. On a combined basis2, adjusted operating EBITDA grew 7% led by strong volume growth and disciplined cost management, while adjusted operating EBITDA margin declined by 150bps to 19.4% primarily due to higher raw material costs.

Health & Biosciences Segment
•On a reported basis, second quarter sales were $639 million. On a combined basis2, currency neutral sales increased 5% led by double-digit growth in Home & Personal Care and a recovery in Microbial Control and Grain Processing.
•Health & Biosciences adjusted operating EBITDA was $190 million. On a combined basis2, adjusted operating EBITDA increased 5% primarily led by volume growth, while adjusted operating EBITDA margin declined by 110bps to 29.7% primarily due to higher logistics costs to balance high customer demand with available capacity.
2 Combined historical results for the second quarter is defined as 3 months (April, May and June) of legacy IFF and N&B results, in both the 2020 and 2021 periods.
3 Starting in the first quarter 2021, IFF reports financial results in four segments, Nourish, Health & Biosciences, Scent and Pharma Solutions. "NMF" stands for Not Meaningful as the related segments were only created following the closing of the N&B merger.

Scent Segment
•On a reported basis, second quarter sales were $550 million. On a combined basis2, currency neutral sales increased 12% led by a very strong double-digit rebound in Fine Fragrances, and double-digit growth in Cosmetic Actives and Fragrance Ingredients.
•Scent adjusted operating EBITDA was $117 million. On a combined basis2, adjusted operating EBITDA increased 34% and adjusted operating EBITDA margin expanded by 300bps to 21.3% led by strong volume growth, favorable mix, and benefits of productivity.

Pharma Solutions Segment
•On a reported basis, second quarter sales were $232 million. On a combined basis2, currency neutral sales were flat against a strong high-single digit year ago comparison.
•Pharma Solutions adjusted operating EBITDA was $48 million. On a combined basis2, adjusted operating EBITDA declined 23%, and adjusted operating EBITDA margin declined by 700bps to 20.7% driven by higher energy costs and lower manufacturing utilization as a result of weather-related raw material shortages.

Quarterly Dividend
On August 5, 2021, the Board of Directors authorized a 3%, or $0.02 increase, in the quarterly dividend to $0.79 per share of the Company’s common stock. The quarterly dividend is payable on October 5, 2021 to shareholders of record as of September 24, 2021. Including this authorization, IFF has increased its quarterly dividend payment for the twelfth consecutive year.

Financial Guidance
The Company updates 2021 financial guidance on a combined basis, which is defined as a full 12 months of legacy IFF results, and 11 months (excludes January) of N&B results, in the 2021 period, in light of the merger completion on February 1, 2021.

	Previous Guidance	Current Guidance
	Combined FY 2021 (excl. N&B Jan)[4]	Combined FY 2021 (excl. N&B Jan)[4]
Sales	~11.25B	~11.4B
Year-Over-Year Growth	~6%	~7%
FX Impact	~2%	~2%
Adjusted Operating EBITDA Margin[5]	~23%	~22.5%

Audio Webcast
A live webcast to discuss the Company’s second quarter 2021 financial results will be held on August 6, 2021, at 10:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995
Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations including those concerning the impacts of COVID-19 and our plans to respond to its implications; expectations regarding sales and profit for the fiscal year 2021, including the impact of foreign exchange, pricing actions, raw materials, and logistics and manufacturing costs; the closing of our divestiture of the fruit preparation business and the progress of our portfolio optimization strategy, through non-core business divestitures; our combination with N&B, including the expected cost benefits and synergies of the N&B Transaction, the success of our integration efforts and future opportunities for the combined company; the growth potential of the markets in which we operate, including the emerging markets, expected capital expenditures, the expected costs and benefits of
4 Combined results for the full year is defined as a full 12 months of legacy IFF results, and 11 months (excludes January) of N&B results, in the 2021 period, in light of the merger completion on February 1, 2021.
5 See Use of Non-GAAP Financial Measures

our ongoing optimization of our manufacturing operations, including the expected number of closings, expected cash flow and availability of capital resources to fund our operations and meet our debt service requirements; our ability to drive reductions in expenses; our strategic investments in capacity and increasing inventory to drive improved profitability; the impact of inflation and other macroeconomic factors; our ability to innovate and execute on specific consumer trends and demands; and our ability to continue to generate value for, and return cash to, our shareholders.
These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “intend”, “outlook”, “may”, “estimate”, “should”, “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements.

Such risks, uncertainties and other factors include, among others, the following: (1) disruption in the development, manufacture, distribution or sale of our products from COVID-19 and other public health crises; (2) risks related to the integration of N&B and the Frutarom business, including whether we will realize the benefits anticipated from the acquisitions in the expected time frame; (3) unanticipated costs, liabilities, charges or expenses resulting from the Frutarom acquisition and the N&B Transaction; risks related to the restrictions that we are required to abide by in connection with the N&B Transaction; (4) our ability to provide the same types and level of services to the N&B Business that historically have been provided by DuPont, and our ability to maintain relationships with third parties and pre-existing customers of N&B; (5) our ability to realize expected cost savings and increased efficiencies of the Frutarom integration and our ongoing optimization of our manufacturing facilities; (6) our ability to successfully establish and manage acquisitions, collaborations, joint ventures or partnership and to manage and complete divestitures or dispositions; (7) the increase in our leverage resulting from the additional debt incurred to pay a portion of the consideration for Frutarom and its impact on our liquidity and ability to return capital to its shareholders; (8) our ability to successfully market to our expanded and diverse Taste customer base; (9) our ability to effectively compete in our market and develop and introduce new products that meet customers’ needs; (10) our ability to retain key employees; (11) changes in demand from large multi-national customers due to increased competition and our ability to maintain “core list” status with customers; (12) our ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations; (13) disruption in the development, manufacture, distribution or sale of our products from natural disasters, public health crises, international conflicts, terrorist acts, labor strikes, political crisis, accidents and similar events; (14) the impact of a disruption in our supply chain, including the inability to obtain ingredients and raw materials from third parties; (15) volatility and increases in the price of raw materials, energy and transportation; (16) the impact of a significant data breach or other disruption in our information technology systems, and our ability to comply with data protection laws in the U.S. and abroad; (17) our ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environmental impact; (18) our ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, including increased awareness of health and wellness; (19) our ability to meet consumer, customer and regulatory sustainability standards; (20) our ability to benefit from our investments and expansion in emerging markets; (21) the impact of currency fluctuations or devaluations in the principal foreign markets in which we operate; (22) economic, regulatory and political risks associated with our international operations; (23) the impact of global economic uncertainty on demand for consumer products; (24) our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws; (25) our ability to successfully manage our working capital and inventory balances; (26) the impact of the failure to comply with U.S. or foreign anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act; (27) any impairment on our tangible or intangible long-lived assets, including goodwill associated with the acquisition of Frutarom; (28) our ability to protect our intellectual property rights; (29) the impact of the outcome of legal claims, regulatory investigations and litigation, including current and future developments involving tax matters in Brazil; (30) changes in market conditions or governmental regulations relating to our pension and postretirement obligations; (31) the impact of changes in federal, state, local and international tax legislation or policies, including the Tax Cuts and Jobs Act, with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; (32) the impact of the United Kingdom’s departure from the European Union; and (33) the impact of the phase out of the London Interbank Offered Rate (LIBOR) on interest expense.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Please refer to Part I. Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2021 for additional information regarding factors that could affect our results of operations, financial condition and liquidity.

We intend our forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this report or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results. Any public statements or disclosures made by us following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Use of Non-GAAP Financial Measures
We provide in this press release non-GAAP financial measures, including: (i) combined currency neutral sales; (ii) adjusted operating EBITDA and combined adjusted operating EBITDA; (iii) adjusted EBITDA margin and combined adjusted operating EBITDA margin; (iv) adjusted EPS ex amortization; (v) free cash flow; and (vi) net debt to credit adjusted EBITDA.

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating non-U.S. currencies to U.S. dollars. We calculate currency neutral numbers by translating current year invoiced sale amounts at the exchange rates used for the corresponding prior year period. We use currency neutral results in our analysis of subsidiary or segment performance. We also use currency neutral numbers when analyzing our performance against our competitors.

Adjusted operating EBITDA and adjusted operating EBITDA margin exclude depreciation and amortization expense, interest expense, other income (expense), net, restructuring and other charges and certain non-recurring items such as Frutarom integration related costs, losses on sale of assets, shareholder activism related costs, business divestiture costs, employee separation costs, compliance review & legal defense costs, N&B inventory step-up costs, N&B transaction related costs and N&B integration related costs.

Adjusted EPS ex Amortization excludes the impact of non-operational items including Frutarom integration related costs, restructuring and other charges, loses on sale of assets, shareholder activism related costs, business divestiture costs, employee separation costs, Frutarom acquisition related costs, compliance review and legal defense costs, N&B inventory step up costs, N&B transaction and integration related costs and non-cash items including the amortization of acquisition related intangible assets.

Free Cash Flow is operating cash flow (i.e. cash flow from operations) less capital expenditures.

Net debt to credit adjusted EBITDA is the leverage ratio used in our credit agreement and defined as Net debt (which is long-term debt less cash and cash equivalents) divided by the trailing 12-month credit adjusted EBITDA. Credit adjusted EBITDA is defined as income (loss) before income taxes, depreciation and amortization expense, interest expense, specified items and non-cash items.

Combined historical results for the second quarter is defined as 3 months (April, May & June) of legacy IFF and N&B results, in both the 2020 and 2021 periods. Combined historical results for the full year is defined as 12 months of legacy IFF results, and 11 months (excluding January) of N&B results.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

Effective in the first quarter of 2021, the Company elected to change the profit or loss measure of the Company's reportable segments from Segment Operating Profit to Segment Adjusted Operating EBITDA for internal reporting and performance measurement purposes. Segment Adjusted Operating EBITDA is defined as (Loss) Income Before Taxes before depreciation and amortization expense, interest expense, restructuring and other charges, net and certain non-recurring items. Prior period amounts have been recast to reflect these changes in segment profitability measures. Our determination of reportable segments was made on the basis of our strategic priorities within each segment and corresponds to the manner in which our chief operating decision maker reviews and evaluates operating performance to make decisions about resources to be allocated to the segment. In addition to our strategic priorities, segment reporting is also based on differences in the products and services we provide. As a result, we added two new reportable segments - Health & Biosciences and Pharma Solutions. Nourish is composed of IFF’s legacy Taste segment and N&B’s Food & Beverage segment. The Scent and Health & Biosciences segments include a component of the legacy Taste segment.

The Company cannot reconcile its expected Adjusted Operating EBITDA margin to Income (loss) Before Taxes under "Financial Guidance" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to Frutarom integration related costs, losses on sale of assets, shareholder activism related costs, business divestiture costs, employee separation costs, compliance review & legal defense costs, N&B inventory step-up costs, N&B transaction related costs and N&B integration related costs.

Welcome to IFF
At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated Income (Loss) Statements
(Amounts in millions except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net sales	$3,089	$1,199	158%	$5,554	$2,546	118%
Cost of goods sold	2,179	717	204%	3,890	1,498	160%
Gross profit	910	482	89%	1,664	1,048	59%
Research and development expenses	164	81	102%	307	167	84%
Selling and administrative expenses	412	230	79%	863	460	88%
Amortization of acquisition-related intangibles	200	49	NMF	352	97	263%
Restructuring and other charges	24	2	NMF	28	7	300%
Losses on sales of fixed assets	—	—	—%	—	1	(100)%
Operating profit	110	120	(8)%	114	316	(64)%
Interest expense	77	32	141%	142	64	122%
Other income, net	(11)	(16)	(31)%	(18)	(5)	260%
Income (loss) before taxes	44	104	(58)%	(10)	257	(104)%
Provision for income taxes	14	16	(13)%	—	42	(100)%
Net income (loss)	30	88	(66)%	(10)	215	(105)%
Net income attributable to noncontrolling interests	2	1	100%	4	4	—%
Net income (loss) attributable to IFF stockholders	28	87	(68)%	(14)	211	(107)%

Net income (loss) per share - basic (1)	$0.11	$0.75		$(0.06)	$1.91
Net income (loss) per share - diluted (1)	$0.11	$0.74		$(0.06)	$1.89

Average number of shares outstanding - basic	254	112		230	112
Average number of shares outstanding - diluted	255	114		230	114

(1)    For 2021 and 2020, net income (loss) per share reflects adjustments related to the redemption value of certain redeemable noncontrolling interests.
NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	June 30,	December 31,
	2021	2020
Cash, cash equivalents, and restricted cash	$942	$657
Receivables, net	2,059	929
Inventories	2,464	1,132
Other current assets	832	342
Total current assets	6,297	3,060

Property, plant and equipment, net	4,566	1,458
Goodwill and other intangibles, net	28,698	8,320
Other assets	1,303	717
Total assets	$40,864	$13,555

Short-term borrowings	$616	$634
Other current liabilities	2,611	1,270
Total current liabilities	3,227	1,904

Long-term debt	11,354	3,779
Non-current liabilities	4,383	1,452

Redeemable noncontrolling interests	100	98

Shareholders' equity	21,800	6,322
Total liabilities and shareholders' equity	$40,864	$13,555

International Flavors & Fragrances Inc.
Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(10)	$215
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	564	161
Deferred income taxes	(137)	(8)
Losses on sale of assets	—	1
Stock-based compensation	27	19
Pension contributions	(12)	(14)
Amortization of inventory step-up	377	—
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(205)	(132)
Inventories	(130)	(67)
Accounts payable	250	62
Accruals for incentive compensation	7	7
Other current payables and accrued expenses	32	(30)
Other assets/liabilities, net	(65)	(6)
Net cash provided by operating activities	698	208
Cash flows from investing activities:
Additions to property, plant and equipment	(165)	(80)
Proceeds from life insurance contracts	—	2
Proceeds from disposal of assets	2	1
Cash provided by the Merger with N&B	193	—
Net cash provided by (used in) investing activities	30	(77)
Cash flows from financing activities:
Cash dividends paid to shareholders	(274)	(160)
Decrease in revolving credit facility and short-term borrowings	(104)	(1)
Repayments on debt	(24)	(23)
Contingent consideration paid	(14)	(1)
Purchases of redeemable noncontrolling interest	—	(22)
Proceeds from issuance of long-term debt	3	—
Proceeds from issuance of stock in connection with stock options	5	—
Employee withholding taxes paid	(19)	(8)
Net cash used in financing activities	(427)	(215)
Effect of exchange rates changes on cash, cash equivalents and restricted cash	(18)	(28)
Net change in cash, cash equivalents and restricted cash	283	(112)
Cash, cash equivalents and restricted cash at beginning of year	660	624
Cash, cash equivalents and restricted cash at end of period	$943	$512

The following table reconciles cash, cash equivalents and restricted cash between the Company's statement of cash flows for the periods ended June 30, 2021 and June 30, 2020 to the amounts reported in the Company's balance sheet:

AMOUNTS IN MILLIONS	June 30, 2021	December 31, 2020	June 30, 2020	December 31, 2019
Current assets
Cash and cash equivalents	$935	$650	$498	$607
Restricted cash	7	7	10	17
Noncurrent assets
Restricted cash included in Other assets	1	3	4	—
Cash, cash equivalents and restricted cash	$943	$660	$512	$624

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Sales
Nourish	$1,668	$690	$2,976	$1,462
Health & Biosciences	639	34	1,065	68
Scent	550	475	1,119	1,016
Pharma Solutions	232	—	394	—
Consolidated	$3,089	$1,199	$5,554	$2,546
Segment Adjusted Operating EBITDA
Nourish	$324	$142	$594	$318
Health & Biosciences	190	10	318	19
Scent	117	87	245	205
Pharma Solutions	48	—	91	—
Total	679	239	1,248	542
Depreciation & Amortization	(322)	(80)	(564)	(161)
Interest Expense	(77)	(32)	(142)	(64)
Other income, net	11	16	18	5
Frutarom Integration Related Costs	(1)	(3)	(2)	(7)
Restructuring and Other Charges	(24)	(2)	(28)	(7)
Losses on sale of assets	—	—	—	(1)
Shareholder Activism Related Costs	—	—	(7)	—
Business Divestiture Costs	(5)	—	(5)	—
Employee Separation Costs	(3)	—	(6)	—
Compliance Review & Legal Defense Costs	—	—	—	(1)
N&B Inventory Step-Up Costs	(195)	—	(377)	—
N&B Transaction Related Costs	(2)	(11)	(91)	(16)
N&B Integration Related Costs	(17)	(23)	(54)	(33)
Income (Loss) Before Taxes	$44	$104	$(10)	$257
Segment Adjusted Operating EBITDA Margin
Nourish	19.4%	20.6%	20.0%	21.8%
Health & Biosciences	29.7%	29.4%	29.9%	27.9%
Scent	21.3%	18.3%	21.9%	20.2%
Pharma Solutions	20.7%	—%	23.1%	—%
Consolidated	22.0%	19.9%	22.5%	21.3%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Second Quarter
(DOLLARS IN MILLIONS)	2021	2020
Reported (GAAP)	$910	$482
N&B Inventory Step-Up Costs	195	—
Adjusted (Non-GAAP)	$1,105	$482

Reconciliation of Selling and Administrative Expenses
	Second Quarter
(DOLLARS IN MILLIONS)	2021	2020
Reported (GAAP)	$412	$230
Frutarom Integration Related Costs (a)	—	(2)
Restructuring and Other Charges	(1)	—
Business Divestiture Costs (b)	(5)	—
Employee Separation Costs (c)	(3)	—
N&B Transaction Related Costs (d)	(2)	(11)
N&B Integration Related Costs (e)	(17)	(23)
Adjusted (Non-GAAP)	$384	$194

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income
	Second Quarter
	2021				2020
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income before taxes	Provision for income taxes (g)	Net Income Attributable to IFF (h)	Diluted EPS (i)	Income before taxes	Provision for income taxes (g)	Net Income Attributable to IFF (h)	Diluted EPS (i)
Reported (GAAP)	$44	$14	$28	$0.11	$104	$16	$87	$0.74
Frutarom Integration Related Costs (a)	1	—	1	—	3	1	2	0.02
Restructuring and Other Charges	24	5	19	0.07	2	1	1	0.01
Business Divestiture Costs (b)	5	1	4	0.01	—	—	—	—
Employee Separation Costs (c)	3	1	2	0.02	—	—	—	—
N&B Inventory Step-Up Costs	195	45	150	0.59	—	—	—	—
N&B Transaction Related Costs (d)	2	1	1	—	11	1	10	0.09
N&B Integration Related Costs (e)	17	4	13	0.05	23	5	18	0.15
Redemption value adjustment to EPS (f)	—	—	—	—	—	—	—	0.01
Adjusted (Non-GAAP)	$291	$71	$218	$0.86	$143	$24	$118	$1.03

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Second Quarter
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2021	2020
Numerator
Adjusted (Non-GAAP) Net Income	$218	$118
Amortization of Acquisition related Intangible Assets	200	49
Tax impact on Amortization of Acquisition related Intangible Assets (g)	35	11
Amortization of Acquisition related Intangible Assets, net of tax (j)	165	38
Adjusted (Non-GAAP) Net Income ex. Amortization	$383	$156

Denominator
Weighted average shares assuming dilution (diluted)	255	114
Adjusted (Non-GAAP) EPS ex. Amortization	$1.50	$1.36

(a)	Represents costs related to the integration of the Frutarom acquisition. For 2021, costs primarily related to performance stock awards. For 2020, costs primarily related to advisory services, retention bonuses and performance stock awards.
(b)	Represents costs related to the Company's planned sales of businesses, primarily includes legal and professional fees.
(c)	Represents costs related to severance liabilities, including accelerated stock compensation expense, for employees who have been separated from the Company.
(d)	Represents transaction costs and expenses related to the transaction with N&B, primarily includes legal and professional fees.
(e)	Represents costs primarily related to advisory services for the integration of the transaction with N&B, primarily consulting fees.
(f)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(g)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(h)	For 2021 and 2020, net income is reduced by income attributable to noncontrolling interest of $2 million and $1 million, respectively.
(i)	The sum of these items does not foot due to rounding.
(j)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	Second Quarter Year-to-Date
(DOLLARS IN MILLIONS)	2021	2020
Reported (GAAP)	$1,664	$1,048
Frutarom Acquisition Related Costs (e)	—	1
N&B Inventory Step-Up Costs	377	—
Adjusted (Non-GAAP)	$2,041	$1,049

Reconciliation of Selling and Administrative Expenses
	Second Quarter Year-to-Date
(DOLLARS IN MILLIONS)	2021	2020
Reported (GAAP)	$863	$460
Frutarom Integration Related Costs (a)	(1)	(6)
Restructuring and Other Charges	(1)	—
Shareholder Activism Related Costs (b)	(7)	—
Business Divestiture Costs (c)	(5)	—
Employee Separation Costs (d)	(6)	—
Compliance Review & Legal Defense Costs (f)	—	(1)
N&B Transaction Related Costs (g)	(91)	(16)
N&B Integration Related Costs (h)	(54)	(33)
Adjusted (Non-GAAP)	$698	$404

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net (Loss) Income
	Second Quarter Year-to-Date
	2021				2020
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	(Loss) Income before taxes	Provision for income taxes (j)	Net (Loss) Income Attributable to IFF (k)	Diluted EPS	Income before taxes	(Benefit from) Provision for income taxes (j)	Net Income Attributable to IFF (k)	Diluted EPS
Reported (GAAP)	$(10)	$—	$(14)	$(0.06)	$257	$42	$211	$1.89
Frutarom Integration Related Costs (a)	2	—	2	0.01	7	2	5	0.05
Restructuring and Other Charges	28	6	22	0.10	7	2	5	0.05
Losses on Sale of Assets	—	—	—	—	1	1	—	0.01
Shareholder Activism Related Costs (b)	7	2	5	0.02	—	—	—	—
Business Divestiture Costs (c)	5	1	4	0.02	—	—	—	—
Employee Separation Costs (d)	6	1	5	0.02	—	—	—	—
Frutarom Acquisition Related Costs (e)	—	—	—	—	—	(2)	2	0.02
Compliance Review & Legal Defense Costs (f)	—	—	—	—	1	—	1	—
N&B Inventory Step-Up Costs	377	82	295	1.28	—	—	—	—
N&B Transaction Related Costs (g)	91	19	72	0.30	16	1	15	0.13
N&B Integration Related Costs (h)	54	13	41	0.18	33	7	26	0.22
Redemption value adjustment to EPS (i)	—	—	—	—	—	—	—	(0.04)
Adjusted (Non-GAAP)	$560	$124	$432	$1.87	$322	$53	$265	$2.33

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	Second Quarter Year-to-Date
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2021	2020
Numerator
Adjusted (Non-GAAP) Net Income	$432	$265
Amortization of Acquisition related Intangible Assets	352	97
Tax impact on Amortization of Acquisition related Intangible Assets (j)	69	22
Amortization of Acquisition related Intangible Assets, net of tax (l)	283	75
Adjusted (Non-GAAP) Net Income ex. Amortization	$715	$340

Denominator
Weighted average shares assuming dilution (diluted)	231	114
Adjusted (Non-GAAP) EPS ex. Amortization	$3.09	$2.99

(a)	Represents costs related to the integration of the Frutarom acquisition. For 2021, costs primarily related to performance stock awards. For 2020, costs primarily related to advisory services, retention bonuses and performance stock awards.
(b)	Represents shareholder activist related costs, primarily professional fees.
(c)	Represents costs related to the Company's planned sales of businesses, primarily includes legal and professional fees.
(d)	Represents costs related to severance liabilities, including accelerated stock compensation expense, for employees who have been separated from the Company.
(e)	Represents transaction-related costs and expenses related to the acquisition of Frutarom. For 2020, amount primarily includes earn-out payments, net of adjustments, amortization for inventory "step-up" costs and transaction costs principally related to the 2019 Acquisition Activity.
(f)	Costs related to reviewing the nature of inappropriate payments and review of compliance in certain other countries. In addition, includes legal costs for related shareholder lawsuits.
(g)	Represents transaction costs and expenses related to the transaction with N&B, primarily includes legal and professional fees.
(h)	Represents costs primarily related to advisory services for the integration of the transaction with N&B, primarily consulting fees.
(i)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(j)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(k)	For 2021, net loss is increased by income attributable to noncontrolling interest of $4 million. For 2020, net income is reduced by income attributable to noncontrolling interest of $4 million.
(l)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
Debt Covenants
(Amounts in millions)
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Credit Adjusted EBITDA to Net Loss
(DOLLARS IN MILLIONS)	Twelve Months Ended June 30, 2021
Net loss	$(220)
Interest expense	294
Income taxes	(69)
Depreciation and amortization	1,655
Specified items (1)(3)	904
Non-cash items (2)(3)	46
Credit Adjusted EBITDA	$2,610
 _______________________
(1)Specified items for the 12 months ended June 30, 2021 of $904 million, consisted of Frutarom integration related costs, restructuring and other charges, shareholder activism related costs, business divestiture costs, employee separation costs, pension settlement, Frutarom acquisition related costs, compliance review & legal defense costs, N&B inventory step-up costs, N&B transaction related costs, N&B integration related costs and other N&B specified items.
(2)Non-cash items represent all other adjustments to reconcile net loss to net cash provided by operations as presented on the Statement of Cash Flows, including losses on disposal of assets and stock-based compensation.
(3)Specified and non-cash items may not include all eligible add-back items from the Merger with N&B, for the purposes of the Credit Adjusted EBITDA calculation, due to availability of the information.

Net Debt to Total Debt
(DOLLARS IN MILLIONS)	June 30, 2021
Total debt(1)	$11,988
Adjustments:
Cash and cash equivalents	935
Net debt	$11,053
 _______________________
(1)Total debt used for the calculation of Net debt consists of short-term debt, long-term debt, short-term finance lease obligations and long-term finance lease obligations.

International Flavors & Fragrances Inc.
Combined Business Unit Performance
(Amounts in millions)
(Unaudited)
The following information and schedule provides reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Sales
Nourish	$1,668	$1,450	$2,976	$2,726
Health & Biosciences	639	588	1,065	1,015
Scent	550	475	1,119	1,016
Pharma Solutions	232	224	394	376
Consolidated	$3,089	$2,737	$5,554	$5,133
Segment Adjusted Operating EBITDA
Nourish	$324	$303	$594	$558
Health & Biosciences	190	181	318	312
Scent	117	87	245	205
Pharma Solutions	48	62	91	104
Total	679	633	1,248	1,179
Depreciation & Amortization	(322)	(80)	(564)	(161)
Interest Expense	(77)	(32)	(142)	(64)
Other income, net	11	16	18	5
Frutarom Integration Related Costs	(1)	(3)	(2)	(7)
Restructuring and Other Charges	(24)	(2)	(28)	(7)
Losses on sale of assets	—	—	—	(1)
Shareholder Activism Related Costs	—	—	(7)	—
Business Divestiture Costs	(5)	—	(5)	—
Employee Separation Costs	(3)	—	(6)	—
Compliance Review & Legal Defense Costs	—	—	—	(1)
N&B Inventory Step-Up Costs	(195)	—	(377)	—
N&B Transaction Related Costs	(2)	(11)	(91)	(16)
N&B Integration Related Costs	(17)	(23)	(54)	(33)
Impact of Merger with N&B (1)	—	(394)	—	(637)
Income (Loss) Before Taxes	$44	$104	$(10)	$257
Segment Adjusted Operating EBITDA Margin
Nourish	19.4%	20.9%	20.0%	20.5%
Health & Biosciences	29.7%	30.8%	29.9%	30.7%
Scent	21.3%	18.3%	21.9%	20.2%
Pharma Solutions	20.7%	27.7%	23.1%	27.7%
Consolidated	22.0%	23.1%	22.5%	23.0%
______________________
(1)Information related to the amounts included from merger with N&B was received directly from DuPont and management believes such information is reliable. DuPont has not provided the underlying adjustments for the amounts included, but based on management's review of financial statement and other scheduled information provided, we believe the amounts reflected are reasonable. For the three and six months ended June 30, 2020, amounts include N&B results for April through June and February through June, respectively, to reflect the same period N&B is included in IFF results in 2021.